UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2007

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place P.O. Box 3453 Sunnyvale, California 94088-3453
(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2007, the Board of Directors of Advanced Micro Devices, Inc. (the “Company”) approved an amendment to Article III, Section 1 of the Company’s Bylaws to change the plurality vote standard for the election of directors to a majority vote standard with respect to uncontested elections, which became effective upon adoption by the Board of Directors. The new standard requires each director to receive a majority of the votes cast. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Previously, in uncontested elections, directors were elected under a plurality vote standard, which meant that the candidates receiving the highest number of votes were elected whether or not they received a majority of the votes cast. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. The date for determining whether an election is contested or uncontested will be 20 calendar days prior to the date of the meeting for the election of directors, as initially announced.

A director will only be elected if he or she receives the majority of votes cast in an uncontested election. If an incumbent director is not elected by a majority of the votes cast, and he or she (the “Subject Director”) has previously tendered a Resignation (as hereinafter defined) to the Company’s Board of Directors, a Committee (as hereinafter defined) will determine whether or not to accept the Resignation. If a Resignation had not been previously tendered, the Committee will determine whether to take any other action, including whether to request that a Subject Director resign from the Board of Directors. A “Resignation” is an irrevocable resignation submitted by an incumbent director nominated for re-election prior to the applicable election meeting. The Resignation will become effective upon both (i) the failure to receive the affirmative vote of a majority of the votes cast and (ii) acceptance of such resignation by the Board of Directors, the Company’s Nominating and Corporate Governance Committee, or a committee other than the Nominating and Corporate Governance Committee (as determined by the Board), as applicable (the “Committee”). The Committee will deliberate and determine within 90 days from the date of the certification of election results whether or not to accept the Resignation of the director, or whether other action should be taken. The Subject Director will not participate in Committee deliberations. If the Subject Director’s Resignation is not accepted by the Committee, he or she will continue to serve until a successor is elected or his or her earlier resignation or removal. If the Subject Director’s Resignation is accepted by the Committee, the vacancy may be filled at the discretion of the Board of Directors. In the event that accepting Resignations would result in less than three directors being elected to office, the Committee may extend the 90-day deliberation period by an additional 90-day period if it determines that the extension is in the best interest of the Company and its stockholders.

In addition, Article II, Section 1(c) has been amended to provide that a stockholder’s notice regarding a proposed nominee for election or reelection as director must include a statement regarding whether such nominee, if elected, would tender a Resignation that will become effective upon both (i) the failure to receive the required vote for re-election at the next meeting and (ii) acceptance of such Resignation by the Committee.

A copy of the amended Bylaws is attached hereto as Exhibit 3.1 and incorporated herein by reference. The foregoing description of the amended Bylaws is qualified in its entirety by reference to the full text of the amended Bylaws.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Advanced Micro Devices, Inc. Bylaws, as amended on February 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Hollis M. O’Brien
	Name:	Hollis M. O’Brien
	Title:	Corporate Vice President, Secretary and Chief Governance Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Advanced Micro Devices, Inc. Bylaws, as amended on February 8, 2007.